PROSPECTUS SUPPLEMENT NO. 2	Filed Pursuant to Rule 424(b)(3)
Registration No. 333-137889
INFINITY ENERGY RESOURCES, INC.
COMMON STOCK

     This prospectus supplement relates to the resale by selling stockholders of up to 10,528,671 shares of common stock, $.0001 par value, of Infinity Energy Resources, Inc.
     This prospectus supplement, which supplements our prospectus dated October 27, 2006, as amended by Prospectus Supplement No. 1, dated November 2, 2006, contains additional information about the selling stockholders.
     You should read this prospectus supplement in conjunction with the prospectus. This prospectus supplement updates information in the prospectus and accordingly, to the extent inconsistent, the information in the prospectus supplement supersedes the information contained in the prospectus. All references in the prospectus to “this prospectus” are amended to read “this prospectus (as supplemented and amended).”
     For a discussion of certain risks that should be considered by prospective investors, see “Risk Factors” beginning on page 4 of this prospectus.
     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement and the related prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is January 3, 2007.

The information appearing under the section entitled “Selling Stockholders” in the prospectus is amended and supplemented by the information provided below.

SELLING STOCKHOLDERS
     The following table reflects the name change of a selling stockholder from Gaia Offshore Master Fund, LP to Promethean I Master Ltd and sets forth certain information regarding the beneficial ownership, as of December 31, 2006 of Promethean I Master Ltd. The information in the table below is based on information provided to us by the selling stockholder:

	Number of		Ownership After Offering
	Shares	Number of
	Beneficially	Shares that	Number of
Name	Owned (1)	May Be Sold	Shares (3)	Percent
Promethean I Master Ltd. (2)	786,553	1,085,416	—	—

(1)	The shares of common stock considered beneficially owned by each selling stockholder includes, in addition to shares held of record, that number of shares of our common stock that such selling stockholder could acquire by exercising all of its Warrants held as of December 31, 2006 and the Conversion Shares such selling stockholder could acquire within sixty (60) days of December 31, 2006, without giving effect to any limitations on conversion or exercise. This amount consists of 786,553 shares issuable upon exercise of the Warrants (“Warrant Shares”), as subsequently amended by the August Waiver.

(2)	Promethean Asset Management, L.L.C., a New York limited liability company (“Promethean”), serves as investment manager to Promethean I Master Ltd. (“Promethean I”) and may be deemed to share beneficial ownership of the shares beneficially owned by Promethean I. Promethean disclaims beneficial ownership of the shares beneficially owned by Promethean I. Mr. James F. O’Brien, Jr. indirectly controls Promethean. Mr. O’Brien disclaims beneficial ownership of the shares beneficially owned by Promethean and Promethean I. Promethean I has advised Infinity that (i) it is not a broker-dealer, (ii) it does not control and is not controlled by a registered broker-dealer, (iii) it is an affiliate of a registered broker-dealer due solely to its being under common control with a registered broker-dealer, (iv) the broker-dealer that is an affiliate of such selling stockholder was not involved in the acquisition of the securities, and will not be involved in the ultimate sale, of the securities, (v) it acquired the securities in the ordinary course of its business, and (vi) at the time such selling stockholder acquired the securities, it was not a party to any agreement or other understanding to distribute the securities, directly or indirectly.

(3)	Assumes the sale of all of the shares offered by the selling stockholders pursuant to this prospectus.